Exhibit 10.6
STANDARD BANK, PaSB
PHANTOM STOCK APPRECIATION RIGHTS
10-YEAR AGREEMENT
     THIS AGREEMENT is made this                      day of                      2002, by and between STANDARD BANK, PaSB located in Murrysville, Pennsylvania (the “Company”) and                      (the “Director”).
INTRODUCTION
     To encourage the Director to remain a member of Company’s Board of Directors and to provide the Director with an incentive benefit, the Company is willing to provide an opportunity to the Director to share in the appreciation of Phantom Stock of the Company. According to the terms of this Agreement, the Company will provide a one-time Phantom Stock Allocation to a Phantom Stock Appreciation Rights (“Phantom SAR’s”) Account on January 1, 2002, and determine the appreciation on the Phantom Stock Allocation on an annual basis for 10 years. Upon the occurrence of various triggering events, the Company will pay the value of the Phantom SAR’s Account in cash from its general assets.
AGREEMENT
     The Director and the Company agree as follows:
Article 1
Definitions
     Whenever used in this Agreement, the following words and phrases shall have the meanings specified:
     1.1 “Account Balance” means the undistributed value of the Director’s Phantom SAR’s Account at any given point in time.
     1.2 “Capital Account” means the net value of: (a) Standard Mutual Holding Company’s retained earnings determined from the consolidated financial statements according to Generally Accepted Accounting Principles (“GAAP”), plus (b) general loan loss reserve, and excluding (c) any market value adjustments determined under Statement of Financial Accounting Standards Number 115.
     1.3 “Change in Control” means any of the following:
     (A) any person (as such term is used in Sections 13d and 14d-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company, a subsidiary of the Company, an employee benefit plan (or related trust) of the Company or a direct or indirect subsidiary of the Company, or affiliates of the Company (as defined in Rule 12b-2 under the Exchange Act), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities (other than a person owning 10% or more of the voting power of stock on the date hereof); or
     (B) the liquidation or dissolution of the Company or the occurrence of, or execution of an agreement providing for a sale of all or substantially all of the assets of the Company to an entity which is not a direct or indirect subsidiary of the Company; or
     (C) the occurrence of, or execution of an agreement providing for a reorganization, merger, consolidation or other similar transaction or connected series of transactions of the Company as a result of which either (a) the Company does not survive or (b) pursuant to which shares of the Company common stock (“Common Stock”) would be converted into cash, securities or other property, unless, in case of either (a) or (b), the holders of the Company Common Stock immediately prior to such transaction will, following the consummation of the transaction, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the company surviving, continuing or resulting from such transaction; or
     (D) the occurrence of, or execution of an agreement providing for a reorganization, merger, consolidation or similar transaction of the Company, or before any connected series of such transactions, if upon consummation of such transaction or transactions, the persons who are members of the Board of Directors of the Company immediately before such transaction or transactions cease or, in the case of the execution of an agreement for such transaction or transactions, it is contemplated in such agreement that upon consummation such persons would cease to constitute a majority of the Board of Directors of the Company or, in the case where the Company does not survive in such transaction, of the company surviving, continuing or resulting from such transaction or transactions; or
     (E) any other event which is at any time designated as a “Change in Control” for purposes of this Agreement by a resolution adopted by the Board of Directors of the Company with the affirmative vote of a majority of the non-employee directors in office at the time the resolution is adopted; in the event any such resolution is adopted, the Change in Control event specified thereby shall be deemed incorporated herein by reference and thereafter may not be amended, modified or revoked without the written agreement of the Director.
     (F) during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period, provided however this provision shall not apply in the event two-thirds of the Board of Directors at the beginning of a period no longer are directors due to death, normal retirement, or other circumstances not related to a Change in Control.
     Notwithstanding anything else to the contrary set forth in this Agreement, if (i) an agreement is executed by the Company providing for any of the transactions or events constituting a Change in Control as defined herein, and the agreement subsequently expires or is terminated without the transaction or event being consummated, and (ii) Director’s service did not terminate during the period after the agreement and prior to such expiration or termination, for purposes of this Agreement it shall be as though such agreement was never executed and no Change in Control event shall be deemed to have occurred as a result of the execution of such agreement.
     1.4 “Code” means the Internal Revenue Code of 1986, as amended.
     1.5 “Disability” means the Director suffering a sickness, accident or injury, which, in the judgment of a physician satisfactory to the Company, prevents the Director from performing substantially all of the Director’s normal duties for the Company. As a condition to receiving any Disability benefits, the Company may require the Director to submit to such physical or mental evaluations and tests as the Company’s Board of Directors deems appropriate.
     1.6 “Early Termination” means that the Director, prior to Plan Year 10 (the “Normal Benefit Date”), has terminated service with the Company for reasons other than Termination for Cause (see Section 7.2), Disability, death or following a Change in Control.
     1.7 “Effective Date” means the effective date of this Agreement, January 1, 2002.
     1.8 “Normal Benefit Date” means the end of Plan Year 10.
     1.9 “Phantom Stock” means the hypothetical number of shares of the Company’s common stock that would be issued at an initial price of $10.00 per share. The Phantom Stock is used solely as a measurement tool; no Company stock will be purchased, sold, registered, or issued in connection with this Agreement. The Director will only be entitled to cash, and not stock in lieu of cash. The Director will not receive any stock or stock rights by virtue of this Agreement.
     1.10 “Plan Year” means each 12-month period from the Effective Date.
     1.11 “Termination of Service” means the Director ceases to be a member of the Company’s Board of Directors for any reason, other than an approved leave of absence.

Article 2
Phantom Stock Appreciation Rights Allocation
     The Director’s Phantom Stock Appreciation Rights Account (“Phantom SAR’s Account”) shall be established with a one-time allocation of                      shares of Phantom Stock as of the Effective Date of this Agreement (the “Phantom Stock Allocation”).
Article 3
Phantom Stock Appreciation Rights Account
     3.1 Establishing and Crediting. The Company shall establish a Phantom SAR’s Account on its books for the Director. The value of the Phantom SAR’s Account is determined as follows:
     3.1.1 Valuation for Plan Years 1 Through 10. On the last day of each Plan Year 1 through 10, the value of the Phantom SAR’s Account is determined by multiplying the Phantom SAR’s Allocation by the difference between the Initial Price Per Share and the Current Price Per Share, as defined below.
     (a) “Initial Price Per Share” is the beginning per share value of the Phantom Stock, which is $10.00.
     (b) “Current Price Per Share” is determined by dividing the Capital Account by the 3,178,958 total outstanding Phantom Stock shares. If there are Extraordinary Items as defined in Section 3.1.3, the total outstanding Phantom SAR shares may be adjusted.
An example of the calculation of a Phantom SAR’s Account Balance is as follows:

	Assumptions	Results
(A)	Phantom SAR’s Allocation	4,239
(B)	Initial Price Per Share	$10.00
(C)	Capital Account at the Measurement Date	$34,968,538
(D)	Total Outstanding Phantom Shares	3,178,958
(E)	Current Price Per Share	$11.00
(F)	Phantom Price Appreciation = (E) minus (B)	$1.00
(G)	Phantom SAR’s Account Value = (A) times (F)	$4,239
     3.1.2 Interest on Phantom SAR’s Account Balance. Unless otherwise specified in this Agreement, no interest shall be credited to the Phantom SAR’s Account during Plan Years 1 through 10.
     3.1.3 Extraordinary Items. In the event of the Company’s merger with a mutual institution, conversion to a stock company or other material change in the Company’s total capitalization that occurs after the establishment by the Company of the Director’s Phantom SAR’s Account, the number of outstanding Phantom SAR shares subject to this Agreement shall be adjusted accordingly.

     3.2 Statement of Accounts. The Company shall provide to the Director, within 90 days following the end of each Plan Year this Agreement is in effect, a statement setting forth the Phantom SAR’s Account Balance, stating the number of Phantom SAR shares and detailing the calculation of the value of the Director’s Phantom SAR’s Account.
     3.3 Accounting Device Only. The Phantom SAR’s Account is solely a device for measuring amounts to be paid under this Agreement. The Phantom SAR’s Account is not a trust fund of any kind. The Director is a general unsecured creditor of the Company for the payment of benefits. The benefits represent the mere Company promise to pay such benefits. The Director’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Director’s creditors.
Article 4
Lifetime Benefits
     4.1 Benefit at Normal Benefit Date. If the Director reaches the Normal Benefit Date while in continuous service with the Company, the Company shall pay to the Director the benefit described in this Section 4.1 in lieu of any other benefit under this Agreement. However, if there has been a Change in Control prior to the Normal Benefit Date, the Director’s benefits shall be determined pursuant to Section 4.3, even if the Director remains a member of Company’s Board of Directors in the successor company until the Normal Benefit Date.
     4.1.1 Amount of Benefit. The benefit under this Section 4.1 is the value of the Phantom SAR’s Account at the end of Plan Year 10.
     4.1.2 Payment of Benefit. The benefit will be paid in the form elected by the Director in Exhibit 1.
     4.1.3 Option to Defer Receipt of Benefits. In the event the Director wishes to delay receipt of benefit payments under this Section 4.1, Exhibit 2 must be provided to the Company prior to the end of Plan Year 9. The Director’s Phantom SAR’s Account will continue to increase in value at two percent (2%) above the 10 Year Treasury Rate. The 10 Year Treasury Rate shall be determined using the average rate in effect for the month of December immediately prior to commencement of benefit payments. The 10 Year Treasury Rate used for this purpose shall not be less than 4.00%. Based on the Account Balance on the Plan Year ended immediately prior to the date specified, the Account Balance shall be annuitized according to the distribution election made for the Normal Benefit Date in Exhibit 1.
     4.2 Early Termination Benefit. Upon Early Termination, the Company shall pay to the Director the benefit described in this Section 4.2 in lieu of any other benefit under this Agreement.
     4.2.1 Amount of Benefit. The benefit amount under this Section 4.2 is the value of the Phantom SAR’s Account for the Plan Year ended immediately prior to the Director’s Termination of Service.

     4.2.2 Payment of Benefit. The Company shall pay the benefit to the Director as described in Section 4.1.2 commencing within 90 days after the Director’s Termination of Service. The benefit shall be paid in the form elected in Exhibit 1.
     4.3 Change in Control Benefit. If the Director is a member of the Company’s Board of Directors at the date a Change in Control occurs, the Company shall pay to the Director one of the benefits described in this Section 4.3 in lieu of any other benefit under this Agreement.
     4.3.1 Amount of Benefit. The benefit amount under this Section 4.3.1 is the greater of: (a) the value of the Director’s Phantom SAR’s Account determined in accordance with Section 3.1; or (b) the Director’s Phantom SAR’s Allocation multiplied by the actual price per share after the Change in Control occurs
     4.3.2 Payment of Benefit. The Company shall pay the benefit as described in Section 4.1.2, commencing within 90 days following the Director’s Termination of Service. The benefit shall be paid in the form elected in Exhibit 1.
     4.4 Disability Benefit. Upon Termination of Service due to Disability prior to the Normal Benefit Date, the Company shall pay to the Director the benefit described in this Section 4.4 in lieu of any other benefit under this Agreement.
     4.4.1 Amount of Benefit. The benefit amount under this Section 4.4 is the value of the Phantom SAR’s Account for the Plan Year ended immediately prior to the Termination of Service.
     4.4.2 Payment of Benefit. The Company shall pay the benefit to the Director as described in Section 4.1.2, commencing within 90 days of the date of termination due to Disability.
Article 5
Death Benefits
     5.1 Death During Active Service. If the Director dies while in the active service of the Company, the Company shall pay to the Director’s beneficiary the benefit described in this Section 5.1 in lieu of any other benefit under this Agreement.
     5.1.1 Amount of Benefit. The benefit in this Section 5.1 is the greater of: (a) the value of the Phantom SAR’s Account for the Plan Year ended immediately prior to the Director’s death; or (b) $56,000.
     5.1.2 Payment of Benefit. The Company shall pay the benefit to the Director’s designated beneficiary as elected in Exhibit 1, commencing within 90 days of the Director’s death.
     5.2 Death During Benefit Period. If the Director dies after benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Director’s beneficiary at the same time and in the same amounts they would have been paid to the Director had the Director survived.
     5.3 Death After Termination of Service But Before Payment of Benefit Commences. If the Director is entitled to a benefit under this Agreement, but dies prior to the commencement of said benefit payments, the Company shall pay the same benefit payments to the Director’s beneficiary that the Director was entitled to prior to death except that the benefit payments shall be paid in a lump sum within 90 days of the Director’s death.
Article 6
Beneficiaries
     6.1 Beneficiary Designations. The Director shall designate a beneficiary by filing a written designation with the Company. The Director may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Director and accepted by the Company during the Director’s lifetime. The Director’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Director, or if the Director names a spouse as beneficiary and the marriage is subsequently dissolved. If the Director dies without a valid beneficiary designation, all payments shall be made to the Director’s estate.
     6.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetency, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.
Article 7
General Limitations
     7.1 Excess Parachute or Golden Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement to the extent the benefit would be an excess parachute payment under Section 280G of the Code or would be a prohibited golden parachute payment pursuant to 12 C.F.R. §359.2 and for which the appropriate federal banking agency has not given written consent to pay pursuant to 12 C.F.R. §359.4.
     7.2 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Director’s service for:
     (a) Gross negligence or gross neglect of duties;
     (b) Commission of a felony or of a gross misdemeanor involving moral turpitude; or

     (c) Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Director’s service and resulting in an adverse effect on the Company.
     7.3 Removal. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Director is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.
     7.4 Suicide or Misstatement. The Company shall not pay any benefit under this Agreement if the Director commits suicide within two years after the date of this Agreement, or if the Director has made any material misstatement of fact on any application for life insurance purchased by the Company, or any other reason, provided however that the Company shall evaluate the reason for the denial, and upon advice of Counsel and in its sole discretion, consider judicially challenging any denial.
Article 8
Claims and Review Procedures
     8.1 Claims Procedure. A Director or beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:
     8.1.1 Initiation — Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.
     8.1.2 Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.
     8.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
     8.1.3.1 The specific reasons for the denial,
     8.1.3.2 A reference to the specific provisions of the Agreement on which the denial is based,

     8.1.3.3 A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,
     8.1.3.4 An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and
     8.1.3.5 A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
Article 9
Amendments and Termination
     This Agreement may be amended or terminated only by a written agreement signed by the Company and the Director.
Article 10
Miscellaneous
     10.1 Binding Effect. This Agreement shall bind the Director and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.
     10.2 No Guarantee of Service. This Agreement is not a contract for services. It does not give the Director the right to remain a member of the Company’s Board of Directors, nor does it interfere with the shareholders’ rights to replace the Director. It also does not require the Director to remain a director nor interfere with the Director’s right to terminate services at any time.
     10.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.
     10.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor company.
     10.5 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.
     10.6 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.
     10.7 Unfunded Arrangement. The Director and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director’s life is a general asset of the Company to which the Director and beneficiary have no preferred or secured claim.
     10.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.
     10.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:
     (a) Interpreting the provisions of the Agreement;
     (b) Establishing and revising the method of accounting for the Agreement;
     (c) Maintaining a record of benefit payments; and
     (d) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.
     10.10 Named Fiduciary. The Company shall be the named fiduciary and plan administrator under this Agreement. It may delegate to others certain aspects of the management and operational responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals.
     10.11 Recovery of Estate Taxes. If the Director’s gross estate for federal estate tax purposes includes any amount determined by reference to and on account of this Agreement, and if the beneficiary is other than the Director’s estate, then the Director’s estate shall be entitled to recover from the beneficiary receiving such benefit under the terms of the Agreement, an amount by which the total estate tax due by the Director’s estate, exceeds the total estate tax which would have been payable if the value of such benefit had not been included in the Director’s gross estate. If there is more than one person receiving such benefit, the right of recovery shall be against each such person. In the event the beneficiary has a liability hereunder, the beneficiary may petition the Company for a lump sum payment in an amount not to exceed the beneficiary’s liability hereunder.
     IN WITNESS WHEREOF, the Director and the Company have signed this Agreement.

DIRECTOR	STANDARD BANK, PaSB

By

Title

Date:	Date

EXHIBIT 1
FORM OF BENEFIT ELECTION
STANDARD BANK, PaSB
PHANTOM STOCK APPRECIATION RIGHTS AGREEMENT
I elect to receive benefits under the Agreement in the following form (initial appropriate box):
4.1.2	Normal Benefit Date

☐	The Company shall pay the benefit to the Director in a lump sum within 90 days of the Director’s Normal Benefit Date.

☐	The Company shall pay the benefit to the Director in 24 equal monthly installments commencing within 90 days following the Director’s Normal Benefit Date. The Company shall credit interest at an annual rate equal to two percent (2%) above the 10 Year Treasury Rate. The 10 Year Treasury Rate shall be determined using the average rate in effect for the month of December immediately prior to commencement of benefit payments. The 10 Year Treasury Rate used for this purpose shall not be less than 4.00%.

☐	The Company shall pay the benefit to the Director in 60 equal monthly installments commencing within 90 days following the Director’s Normal Benefit Date. The Company shall credit interest at an annual rate equal to two percent (2%) above the 10 Year Treasury Rate. The 10 Year Treasury Rate shall be determined using the average rate in effect for the month of December immediately prior to commencement of benefit payments. The 10 Year Treasury Rate used for this purpose shall not be less than 4.00%.

☐	The Company shall pay the benefit to the Director in 120 equal monthly installments commencing within 90 days following the Director’s Normal Benefit Date. The Company shall credit interest at an annual rate equal to two percent (2%) above the 10 Year Treasury Rate. The 10 Year Treasury Rate shall be determined using the average rate in effect for the month of December immediately prior to commencement of benefit payments. The 10 Year Treasury Rate used for this purpose shall not be less than 4.00%.

4.2.2	Early Termination Benefit

☐	The Company shall pay the benefit to the Director in a lump sum within 90 days of the date of the Director’s Early Termination.

☐	The Company shall pay the benefit to the Director in 24 equal monthly installments commencing within 90 days of the date of the Director’s Early Termination. The Company shall credit interest at an annual rate equal to two percent (2%) above the 10 Year Treasury Rate. The 10 Year Treasury Rate shall be determined using the average rate in effect for the month of December immediately prior to commencement of benefit payments. The 10 Year Treasury Rate used for this purpose shall not be less than 4.00%.

☐	The Company shall pay the benefit to the Director in 60 equal monthly installments commencing within 90 days of the date of the Director’s Early Termination. The Company shall credit interest at an annual rate equal to two percent (2%) above the 10 Year Treasury Rate. The 10 Year Treasury Rate shall be determined using the average rate in effect for the month of December immediately prior to commencement of benefit payments. The 10 Year Treasury Rate used for this purpose shall not be less than 4.00%.

☐	The Company shall pay the benefit to the Director in 120 equal monthly installments commencing within 90 days of the date of the Director’s Early Termination. The Company shall credit interest at an annual rate equal to two percent (2%) above the 10 Year Treasury Rate. The 10 Year Treasury Rate shall be determined using the average rate in effect for the month of December immediately prior to commencement of benefit payments. The 10 Year Treasury Rate used for this purpose shall not be less than 4.00%.

4.3.2	Change in Control Benefit

☐	The Company shall pay the benefit to the Director in a lump sum within 90 days of the earlier of: (a) the Director’s Termination of Service or (b) the Director’s Normal Benefit Date.

☐	The Company shall pay the benefit to the Director in 24 equal monthly installments commencing within 90 days of the earlier of: (a) the Director’s Termination of Service or (b) the Director’s Normal Benefit Date. The Company shall credit interest at an annual rate equal to two percent (2%) above the 10 Year Treasury Rate. The 10 Year Treasury Rate shall be determined using the average rate in effect for the month of December immediately prior to commencement of benefit payments. The 10 Year Treasury Rate used for this purpose shall not be less than 4.00%.

☐	The Company shall pay the benefit to the Director in 60 equal monthly installments commencing within 90 days of the earlier of: (a) the Director’s Termination of Service or (b) the Director’s Normal Benefit Date. The Company shall credit interest at an annual rate equal to two percent (2%) above the 10 Year Treasury Rate. The 10 Year Treasury Rate shall be determined using the average rate in effect for the month of December immediately prior to commencement of benefit payments. The 10 Year Treasury Rate used for this purpose shall not be less than 4.00%.

☐	The Company shall pay the benefit to the Director in 120 equal monthly installments commencing within 90 days of the earlier of: (a) the Director’s Termination of Service or (b) the Director’s Normal Benefit Date. The Company shall credit interest at an annual rate equal to two percent (2%) above the 10 Year Treasury Rate. The 10 Year Treasury Rate shall be determined using the average rate in effect for the month of December immediately prior to commencement of benefit payments. The 10 Year Treasury Rate used for this purpose shall not be less than 4.00%.

4.4.2	Disability Benefit

☐	The Company shall pay the benefit to the Director in a lump sum within 90 days of the date of the Director’s termination due to Disability.

☐	The Company shall pay the benefit to the Director in 24 equal monthly installments commencing within 90 days of the date of the Director’s termination due to Disability. The Company shall credit interest at an annual rate equal to two percent (2%) above the 10 Year Treasury Rate. The 10 Year Treasury Rate shall be determined using the average rate in effect for the month of December immediately prior to commencement of benefit payments. The 10 Year Treasury Rate used for this purpose shall not be less than 4.00%.

☐	The Company shall pay the benefit to the Director in 60 equal monthly installments commencing within 90 days of the date of the Director’s termination due to Disability. The Company shall credit interest at an annual rate equal to two percent (2%) above the 10 Year Treasury Rate. The 10 Year Treasury Rate shall be determined using the average rate in effect for the month of December immediately prior to commencement of benefit payments. The 10 Year Treasury Rate used for this purpose shall not be less than 4.00%.

☐	The Company shall pay the benefit to the Director in 120 equal monthly installments commencing within 90 days of the date of the Director’s termination due to Disability. The Company shall credit interest at an annual rate equal to two percent (2%) above the 10 Year Treasury Rate. The 10 Year Treasury Rate shall be determined using the average rate in effect for the month of December immediately prior to commencement of benefit payments. The 10 Year Treasury Rate used for this purpose shall not be less than 4.00%.

5.1.2	Death During Active Service

☐	The Company shall pay the benefit to the Director’s designated beneficiary in a lump sum commencing within 90 days of the date of the Director’s death.

☐	The Company shall pay the benefit to the Director’s designated beneficiary in 24 equal monthly installments commencing within 90 days of the date of the Director’s death. The Company shall credit interest at an annual rate equal to two percent (2%) above the 10 Year Treasury Rate. The 10 Year Treasury Rate shall be determined using the average rate in effect for the month of December immediately prior to commencement of benefit payments. The 10 Year Treasury Rate used for this purpose shall not be less than 4.00%.

☐	The Company shall pay the benefit to the Director’s designated beneficiary in 60 equal monthly installments commencing within 90 days of the date of the Director’s death. The Company shall credit interest at an annual rate equal to two percent (2%) above the 10 Year Treasury Rate. The 10 Year Treasury Rate shall be determined using the average rate in effect for the month of December immediately prior to commencement of benefit payments. The 10 Year Treasury Rate used for this purpose shall not be less than 4.00%.

☐	The Company shall pay the benefit to the Director’s designated beneficiary in 120 equal monthly installments commencing within 90 days of the date of the Director’s death. The Company shall credit interest at an annual rate equal to two percent (2%) above the 10 Year Treasury Rate. The 10 Year Treasury Rate shall be determined using the average rate in effect for the month of December immediately prior to commencement of benefit payments. The 10 Year Treasury Rate used for this purpose shall not be less than 4.00%.

Signature

Date

Received by the Company this                      day of                                 , 200        .

By

Title

EXHIBIT 2
TO
STANDARD BANK, PaSB
PHANTOM STOCK APPRECIATION RIGHTS AGREEMENT
Option to Defer Receipt of Benefits
     According to the terms of Section 4.1.3 of this Agreement, I understand that I may elect to defer receipt of my Phantom SAR’s Account beyond Plan Year 10, provided that I make such election prior to the commencement of Plan Year 10 and provided I continue service on the Company’s Board. Accordingly, I elect to commence receipt of benefits on the month immediately following:
___	Termination of Service
___	Specified Date: or Termination of Service, whichever comes first
I understand that I may not change these options after the beginning of Plan Year 10.

Signature

Date

Accepted by the Company this                     day of                               , 200          .

By

Title

BENEFICIARY DESIGNATION
STANDARD BANK, PaSB
PHANTOM STOCK APPRECIATION RIGHTS AGREEMENT
I designate the following as beneficiary of any death benefits under this Agreement:
Primary:

Contingent:

Note: To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.
I understand that I may change these beneficiary designations by filing a new written designation with the Company. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature

Date

Accepted by the Company this                      day of                                 , 200        .

By

Title

STANDARD BANK, PaSB
Phantom Stock Appreciation Rights Agreement

     Section 1.11 of the Agreement shall be deleted in its entirety and replaced by the following:
1.11	“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company if any stock of the Company is publicly traded on an established securities market or otherwise, as determined by the plan administrator based on the twelve (12) month period ending each December 31 (the “identification period”). If the Officer is determined to be a Specified Employee for an identification period, the Officer shall be treated as a Specified Employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of the fourth month following the close of the identification period.
     The following Section 1.12 shall be added to the Agreement immediately following Section 1.11:
1.12	“Termination of Employment” means termination of the Officer’s employment with the Bank for reasons other than death. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Officer reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Officer would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Officer has been providing services to the Bank less than thirty-six (36) months).
     Section 4.1.2 of the Agreement shall be deleted in its entirety and replaced by the following:
4.1.2	Payment of Benefit. The Company shall pay the benefit to the Officer in sixty (60) equal monthly installments commencing within ninety (90) days following the Officer’s Normal Benefit Date. The Company shall credit interest at an annual rate equal to two percent (2%) above the 10-Year Treasury Rate. The 10-Year Treasury Rate shall be determined using the average rate in effect for the month of December immediately prior to commencement of benefit payments. The 10-Year Treasury Rate used for this purpose shall not be less than four percent (4%).
     Section 4.1.3 of the Agreement shall be deleted in its entirety.
     Section 4.3.2 of the Agreement shall be deleted in its entirety and replaced by the following:
4.3.2	Payment of Benefit. The Company shall pay the benefit to the Officer in sixty (60) equal monthly installments, commencing:
4.3.2.1	If Termination of Employment Occurs Within Two Years of a Change in Control. If

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Termination of Employment occurs on or before the second anniversary of the Change in Control, the Company shall distribute the benefit to the Officer within ninety (90) days of the Officer’s Termination of Employment.

4.3.2.2	If no Termination of Employment occurs following a Change in Control. If a Termination of Employment does not occur after the Change in Control, the Company shall distribute. the benefit to the Officer within ninety (90) days of the Officer’s Normal Benefit Date.

4.3.2.3	Interest. The Company shall credit interest at an annual rate equal to two percent (2%) above the 10-Year Treasury Rate during any applicable installment period. The 10-Year Treasury Rate shall be determined using the average rate in effect for the month of December immediately prior to commencement of benefit payments. The 10-Year Treasury Rate used for this purpose shall not be less than four percent (4%).
     Sections 4.4, 4.4.1 and 4.4.2 of the Agreement shall be deleted in their entirety and replaced by the following:
4.4	Disability Benefit. Upon the Officer experiencing a Disability prior to Normal Benefit Date, the Company shall pay to the Officer the benefit described in this Section 4.4 in lieu of any other benefit under this Agreement.

4.4.1	Amount of Benefit. The benefit amount under this Section 4.4 is the value of the Phantom SAR’s Account for the Plan Year immediately prior to such Disability. The Officer shall be considered to be one hundred percent (100%) vested even if the Officer has not completed five (5) Plan Years at the date of such Disability.

4.4.2	Payment of Benefit. The Company shall pay the benefit to the Officer in sixty (60) equal monthly installments commencing within ninety (90) days following such Disability. The Company shall credit interest at an annual rate equal to two percent (2%) above the 10-Year Treasury Rate. The 10-Year Treasury Rate shall be determined using the average rate in effect for the month of December immediately prior to commencement of benefit payments. The 10-Year Treasury Rate used for this purpose shall not be less than four percent (4%).
     The following Sections 4.5, 4.6 and 4.7 shall be added to the Agreement immediately following Section 4.4.2:
4.5	Restriction on Timing of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Officer is considered a Specified Employee at Termination of Employment, the provisions of this Section 4.5 shall govern all distributions hereunder. Benefit distributions that are made due to a Termination of Employment occurring while the Officer is a Specified Employee shall not be made during the first six (6) months following Termination of Employment. Rather, any distribution which would otherwise be paid to the Officer during such period shall be accumulated and paid to the Officer in a lump sum on the first day of the seventh month following the Termination of

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Employment. All subsequent distributions shall be paid in the manner specified.
4.6	Distributions Upon Income Inclusion Under Section 409A of the Code. If any amount is required to be included in income by the Officer prior to receipt due to a failure of this Agreement to meet the requirements of Code Section 409A, the Officer may petition the plan administrator for a distribution of that portion of the amount the Company has accrued with respect to the Company’s obligations hereunder that is required to be included in the Officer’s income. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Company shall distribute to the Officer immediately available funds in an amount equal to the portion of the amount the Company has accrued with respect to the Company’s obligations hereunder required to be included in income as a result of the failure of this Agreement to meet the requirements of Code Section 409A, within ninety (90) days of the date when the Officer’s petition is granted. Such a distribution shall affect and reduce the Officer’s benefits to be paid under this Agreement.

4.7	Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:
(a)	may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A and the regulations thereunder;

(b)	must, for benefits distributable under Sections 4.1.2 and 4.3.2(b), be made at least twelve (12) months prior to the first scheduled distribution; must, for

(c)	benefits distributable under Sections 4.1.2, 4.2.2, 4.3.2(a) and 4.3.2(b), delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and must take effect not less than twelve (12) months after the election is

(d)	made.
     Section 5.1.2 of the Agreement shall be deleted in its entirety and replaced by the following:
5.1.2	Payment of Benefit. The Company shall pay the benefit to the Officer’s designated beneficiary in a lump sum within ninety (90) days of the date of the Officer’s death.
Article 9 of the Agreement shall be deleted in its entirety and replaced by the following:
Article 9
Amendments and Termination
9.1	Amendments. This Agreement may be amended only by a written agreement signed by the Company and the Officer. However, the Company may unilaterally amend this Agreement to conform with written directives to the Company from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

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Phantom Stock Appreciation Rights Agreement

9.2	Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Company and the Officer. Except as provided in Section 9.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, after such termination benefit distributions will be made at the earliest distribution event permitted under Article 4 or Article 5.

9.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 9.2, if this Agreement terminates in the following circumstances:
(a)	Within thirty (30) days before or twelve (12) months after a Change in Control, or in the ownership of a substantial portion of the assets of the Company as described in Section 409A(2)(A)(v) of the Code, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company’s arrangements which are substantially similar to the Agreement are terminated so the Officer and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of such terminations;

(b)	Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Officer’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Company’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Officer participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Company does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Agreement;
the Company may distribute the Account Balance, determined as of the date of the termination of the Agreement, to the Officer in a lump sum subject to the above terms.
     Section 10.11 of the Agreement shall be deleted in its entirety and replaced by the following:
10.11	Compliance with Section Code 409A. This Agreement shall be interpreted and administered consistent with Code Section 409A.
     Exhibit 1 entitled “Form of Benefit Election” shall be deleted in its entirety from the Agreement.

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Phantom Stock Appreciation Rights Agreement

     Exhibit 2 entitled “Option to Defer Receipt of Benefits” shall be deleted in its entirety from the Agreement.
     IN WITNESS OF THE ABOVE, the Company and the Officer hereby consent to this First Amendment.

Officer:	STANDARD BANK, PaSB

By:

Title: